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                                                                    Exhibit 2

                                      PROXY

         KNOW ALL PERSONS BY THESE PRESENTS, that the below named persons have pursuant to an Order of the United States Bankruptcy Court for the District of New Jersey ("Order"), transferred possession of 3,480,176 [whatever amount that is on record with transfer agent 3/5/97 FGP] shares of Eftek Corp. common stock ("Shares") to a Creditors' Trust Trustee to take any and all necessary steps to sell or otherwise legally transfer the Shares in accordance with the exemption from registration requirements operative in respect to such Shares under the Securities Act of 1933, as amended, including, but not limited to, Rule 144 thereunder with the proceeds from the sale or other legal transfer to be distributed to the creditors of the undersigned in accordance with the Order.

         The creditors have selected Robert Szwajkos to serve as Creditors' Trust Trustee in accordance with the Order. The below named persons appoint Robert Szwajkos, or his successor, as their sole and exclusive agent and proxy in respect to the Shares standing in the name of the undersigned on the books of Eftek Corp. The agent and proxy is authorized to act on behalf of the undersigned in all matters that come before the shareholders of Eftek Corp. for action, whether at a meeting of the shareholders or by written consent of the shareholders in lieu of a meeting, in the same effect as if the undersigned were personally acting. The agent and proxy shall exercise this power in the sole and exclusive determination of the agent and proxy and is under no obligation to act at the direction of the undersigned for benefit of the undersigned.

         Any successor of the named agent and proxy shall act only after appointment in accordance with the Order. No further action on the part of the undersigned is necessary or required. Any third person relying upon the agent and proxy's certification shall be fully protected in reliance of such certification that this proxy is operative and that the agent and proxy is so authorized to act.

         This proxy shall be deemed to be coupled with an interest and the authority represented by this proxy is irrevocable by the undersigned and shall not terminate until all of the undersigned's Shares are sold until the passage of seven years or, until vacated pursuant to Order of the United States Bankruptcy Court, whichever first occurs.

         IN WITNESS WHEREOF, the undersigned set their hand and seal this day of March 1997.
SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF


________________________________        /s/ Frank G. Pringle            (SEAL)
                                            FRANK G. PRINGLE
SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF

/s/ Stuart B. Donegan, Esq.            /s/ Lois E. Pringle              (SEAL)
3-3-97                                     LOIS E. PRINGLE

9250-45103\439-2